Exhibit 99.1

IRIDEX Announces Preliminary Operational and Financial Results

for Fourth Quarter and Full Year 2019

MOUNTAIN VIEW, Calif., January 13, 2020 -- IRIDEX Corporation (Nasdaq: IRIX) today provided preliminary operational and financial results for the fourth quarter and full year ended December 28, 2019.

Highlights

•	Total revenue for the fourth quarter of 2019 expected to be $11.6 - $11.8 million, compared to $11.5 million in the fourth quarter of 2018.
•	Total revenue for 2019 expected to be $43.3 - $43.5 million, compared to $42.6 million in 2018.
•	Shipped 13,500 - 13,900 G6 probes in the fourth quarter and 53,300 - 53,700 G6 probes in the full year 2019, delivering approximately 17% growth over fiscal year 2018.
•	Shipped 104 - 109 Cyclo G6® Glaucoma Laser Systems in the fourth quarter 2019, and 385 - 390 systems for fiscal year 2019.
•	Net cash and cash equivalents of approximately $12.6 million as of December 28, 2019, representing net cash burn of $0.3 million in the fourth quarter of 2019.

“We are pleased with our solid results for the fourth quarter and look to build on those in 2020”, said David I. Bruce, President and CEO of IRIDEX.  “Our execution has achieved strong glaucoma probe growth, even as we are early in the shift of our sales processes to drive broader physician adoption and probe utilization.  We also launched our revised glaucoma probe this quarter and converted over 100 physicians with positive response to its improvements.  Our focus on operating efficiencies combined with strong collection of receivables continues to deliver reduction in our use of cash and allows extended runway to execute our market growth plans using cash on hand and working capital.  With this commercial and operational structure in place, we believe that we are positioned to achieve long-term, sustainable growth and increased value for IRIDEX.”

These preliminary results are based on management's initial analysis of operations for the quarter and year ended December 28, 2019 and are subject to further internal review and audit by the Company's external auditors. IRIDEX expects to issue fourth quarter and full year 2019 financial results in March 2020, at which time the Company plans to provide guidance for full year 2020.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the demand for and utilization of the Company's products, expectations for growth, and the Company’s unaudited results for the fourth quarter and fiscal year 2019. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact:

Leigh Salvo

(415) 937-5404

investors@iridex.com